Exhibit 99.1

PRESS RELEASE

VIRGIN AMERICA REPORTS FIRST QUARTER 2015 EARNINGS

Company Reports $10.5 Million Profit Excluding Special Items

Tenth Consecutive Quarter of Year-over-Year Improvement in Profitability

San Francisco – April 30, 2015 – Virgin America (NASDAQ: VA) today reports its financial results for the first quarter of 2015. Key highlights from the first quarter include:

•	First quarter 2015 net income was $10.5 million excluding special items[1], an increase of $32.9 million from the first quarter of 2014. Operating income and operating margin excluding special items were $13.1 million and 4.0 percent, respectively.

•	On a GAAP basis, net income was $12.8 million. This represents the first time in its history that Virgin America has recorded a profit in the first quarter of the year, and the tenth consecutive quarter of year-over-year improvement in profitability. Operating income and operating margin on a GAAP basis were $15.4 million and 4.7 percent, respectively.

•	Fully diluted earnings per share excluding special items was $0.24. On a GAAP basis, fully diluted earnings per share was $0.29.

“Virgin America continues to perform exceptionally well, achieving net income of $10.5 million excluding special items in the first quarter of 2015,” said David Cush, Virgin America’s President and Chief Executive Officer. “This marks the tenth consecutive quarter of year-over-year improvement in our financial performance, off the back of a record year of profitability in 2014. This is a testament to our business model, our product and Teammates who delivered an outstanding experience for our guests.”

First Quarter 2015 Financial Highlights

•	Operating Revenue: Total operating revenue was $326.4 million, an increase of 4.1 percent over first quarter of 2014.

•	Revenue per Available Seat Mile (RASM): Passenger revenue per available seat mile (PRASM) increased 2.6 percent compared to the first quarter 2014, to 10.27 cents. Year-over-year PRASM growth was driven by a 0.9 point increase in load factor and a 1.4 percent increase in yield. Total RASM increased 2.7 percent year-over-year.

•	Cost per Available Seat Mile (CASM): Total CASM excluding special items decreased 5.5 percent compared to the first quarter of 2014, to 11.11 cents. Decreases in fuel costs and reduced heavy maintenance activity contributed to the decline in CASM, partially offset by increases in salaries, wages and benefits. Salaries, wages and benefits costs included a $2.1 million accrual for teammate profit sharing and payroll taxes related to 2014 profit sharing. CASM excluding special items, fuel costs and profit sharing for the quarter increased 3.0 percent year-over-year, to 7.82 cents.

•	Fuel Expense: Virgin America realized an average economic fuel cost per gallon including taxes and the impact of hedges of $2.45, which was 22.7 percent lower year-over-year. This amount includes certain fuel expense adjustments described as special items below.

•	Special Items: Special items in the first quarter of 2015 relate to $2.3 million of adjustments for fuel hedges that settled during the first quarter of 2015 but for which unrealized losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to March 31, 2015, which did not qualify for hedge accounting treatment.

[1]	Please see “GAAP to Non-GAAP Reconciliations” for reconciliations of non-GAAP financial measures used in this release and the reasons management uses these measures.

•	Operating Income: First quarter 2015 operating income excluding special items was $13.1 million, an increase of $26.3 million as compared to 2014. The Company’s operating margin excluding special items of 4.0 percent, improved by 8.2 points year-over-year.

•	Net Income: Net income excluding special items for the first quarter was $10.5 million, an increase of $32.9 million year-over-year.

•	Fully Diluted EPS: Fully diluted earnings per share, excluding special items, was $0.24 for the first quarter of 2015. First quarter 2015 fully diluted earnings per share was $0.29 on a GAAP basis.

•	Capacity: Available seat miles (ASMs) for the first quarter of 2015 increased 1.5 percent year-over-year compared with the first quarter of 2014. The airline was affected by severe winter weather, reducing capacity growth by 1.5 percent versus the Company’s original plan. Virgin America ended the quarter with 53 Airbus A320-family aircraft, unchanged from the first quarter of 2014.

•	Liquidity: Unrestricted cash was $418.3 million as of March 31, 2015.

2015 Aircraft Financing

•	Virgin America entered into agreements to finance approximately 80 percent of the purchase price of its five 2015 Airbus A320 aircraft deliveries. The weighted average interest rate on these financing commitments, if fixed at current underlying interest rates, would be under 5.0 percent.

Recent Operational Highlights

•	Virgin America launched sales for its new services to Hawai‘i. New flights from San Francisco to Honolulu, Oahu start as of November 2, 2015, and from San Francisco to Kahului, Maui as of December 3, 2015.

•	Virgin America was recognized as a stand-out in the industry for its operational performance – receiving the number one ranking in the Airline Quality Report (AQR) for the third consecutive year and every year it has been eligible for the AQR.

•	The airline commenced new service between Dallas Love Field and Austin Bergstrom International Airport.

•	The airline became the launch customer for two new Sabre ancillary customer service solutions – Customer Data Hub and Customer Experience Manager.

•	Virgin America continued to enhance its website, becoming the first U.S. airline to integrate Visa Checkout into its web booking experience. The user experience of the new www.virginamerica.com was cited in Virgin America’s number eight ranking in Fast Company Magazine’s 2015 list of the “World’s 50 Most Innovative Companies.”

•	Virgin America grew its frequent flyer base to more than 3.6 million Elevate members, with over 114,000 new members gained in the first quarter.

Second Quarter 2015 Outlook

The Company’s expectations for the second quarter of 2015 are based on currently available information. These expectations are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. You should not place undue reliance upon these expectations.

The Company expects capacity, as measured by available seat miles, to decrease by approximately 0.0 percent to 1.0 percent for the second quarter of 2015 as compared to the second quarter of 2014. Based on current revenue trends, the Company expects PRASM to decrease between 0.0 percent and 2.0 percent versus the second quarter of 2014. The Company expects CASM excluding fuel and profit sharing to increase between 8.0 percent and 10.0 percent versus the second quarter of 2014. CASM excluding fuel and profit sharing is increasing in the second quarter due to a decrease in average stage length year-over-year of approximately 4.0 percent, additional maintenance costs expected during the quarter, and previously announced increases in salaries, wages and benefits.

The Company is targeting a full year 2015 increase in CASM, excluding fuel and profit sharing, of approximately 7.0 percent to 9.0 percent, primarily due to the previously announced increase in salaries, wages and benefits and to a decrease in average stage length. In 2016, the Company is currently targeting CASM, excluding fuel and profit sharing, to remain flat year-over-year.

Based on Virgin America’s hedge portfolio and current market prices for aviation fuel products, the Company expects Virgin America’s economic fuel cost per gallon inclusive of related taxes and hedge costs to average between $2.10 and $2.20 for the second quarter of 2015. This number may change depending on fluctuations in market prices for jet fuel during the quarter.

Virgin America Live Webcast of First Quarter 2015 Financial Results

Virgin America will hold a live webcast to discuss the above results, details as follows:

When:	April 30, 2015, 6:30 AM Pacific Time / 9:30 AM Eastern Time

Who:	President and Chief Executive Officer, David Cush

Senior Vice President and Chief Financial Officer, Peter Hunt

Web address:	The webcast will be available at: http://ir.virginamerica.com

Replay:	A replay will be available within 24 hours of the webcast and will be archived on the Company’s website for a period of time.

Virgin America, Inc.

Consolidated Statements of Operations – Unaudited

For the Three Months Ended March 31, 2015

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014	% Change
Passenger revenue	$289,364	$278,040	4.1
Other revenue	36,987	35,350	4.6

Total operating revenue	326,351	313,390	4.1
Aircraft fuel	88,558	115,760	(23.5)
Salaries, wages and benefits	64,733	53,824	20.3
Aircraft rent	44,982	46,496	(3.3)
Landing fees and other rent	33,983	32,221	5.5
Sales and marketing	26,379	24,562	7.4
Aircraft maintenance	13,834	19,044	(27.4)
Depreciation and amortization	4,103	3,269	25.5
Other operating expenses	34,396	31,345	9.7

Total operating expenses	310,968	326,521	(4.8)
Operating income	$15,383	$(13,131)	NM

Operating margin	4.7%	(4.2)%	8.9	pts
Other expense	2,273	9,174	(75.2)

Income (loss) before taxes	13,110	(22,305)	NM

Income tax expense	324	49	NM

NET INCOME (LOSS)	$12,786	$(22,354)	NM

Net income (loss) per share:
Basic	$0.30	$(31.86)
Diluted	$0.29	$(31.86)
Shares used for computation:
Basic	43,184	702
Diluted	44,618	702

KEY OPERATING STATISTICS

	Three Months Ended
	March 31,
	2015	2014	% Change
Available seat miles - ASMs (millions)	2,819	2,777	1.5
Departures	13,828	13,825	—
Average stage length (statute miles)	1,425	1,406	1.4
Aircraft in service (end of period)	53	53	—
Fleet utilization	10.1	10.0	1.0
Passengers (thousands)	1,523	1,479	3.0
Average fare	$190.03	$187.96	1.1
Yield per passenger mile (cents)	12.82	12.64	1.4
Revenue passenger miles - RPMs (millions)	2,257	2,199	2.6
Load factor	80.1%	79.2%	0.9	pts
Passenger revenue per available seat mile - PRASM (cents)	10.27	10.01	2.6
Total revenue per available seat mile - RASM (cents)	11.58	11.28	2.7
Cost per available seat mile - CASM (cents)	11.03	11.76	(6.2)
CASM, excluding special items (cents)	11.11	11.76	(5.5)
CASM, excluding special items, fuel costs, and profit sharing (cents)	7.82	7.59	3.0
Fuel cost per gallon	$2.39	$3.17	(24.6)
Fuel cost per gallon, excluding special items	$2.45	$3.17	(22.7)
Fuel gallons consumed (thousands)	37,026	36,547	1.3
Teammates (FTEs)	2,429	2,426	0.1

Forward-Looking Statements

Statements in this earnings release include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “would,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company’s objectives, plans or goals, the Company’s estimates of financial results or performance or actions the Company may take in the future, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends affecting the financial condition of its business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at which or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good-faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the price and availability of aircraft fuel; the Company’s ability to compete in an extremely competitive industry; the successful execution and implementation of the Company’s strategy; security concerns resulting from any threatened or actual terrorist attacks or other hostilities; the Company’s reliance upon technology and automated systems to operate its business; the potential effects of emergencies, accidents or similar incidents on the Company’s reputation and business; changes in economic conditions; the Company’s limited profitable operating history; changes in governmental regulations; and the Company’s ability to obtain financing or access capital markets. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings. Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of April 30, 2015, and which the Company has no current intention to update. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions of these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.

GAAP to Non-GAAP Reconciliations

The Company evaluates its financial performance using various financial measures, some of which are measures calculated under GAAP, and some of which use alternative methods of calculation (non-GAAP). These measures include operating income/loss, operating margin, net income/loss, net earnings/loss per share and CASM, among others. Pursuant to SEC Regulation G, the Company has included the following reconciliations of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. The Company believes that adjusting CASM for certain special items is useful to investors because the items are not expected to be incurred on a regular basis in future periods. The Company also believes that excluding fuel costs from CASM is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that reporting economic fuel cost per gallon excluding gains or losses on hedges that related to future periods is useful to investors because such gain or loss is not indicative of the actual future value of the underlying hedge contract, and the Company believes that excluding such gain or loss helps investors to understand the core operating performance in the current period. In addition, the Company believes that excluding profit sharing costs from CASM better allows investors to understand the core operating cost performance for the period and provides for a more meaningful comparison of the costs of the Company’s operations to those of the rest of the industry.

Non-GAAP Statement of Operations Excluding Special Items for the three months ended March 31, 2015 (in thousands, except percentages):

	Operating Income	Operating Margin	Income before taxes	Net Income (2)
GAAP	$15,383	4.7%	$13,110	$12,786
Special items excluded:
Mark-to-market fuel hedge adjustments (1)	(2,263)	(0.7)%	(2,263)	(2,263)

Non-GAAP	$13,120	4.0%	$10,847	$10,523

(1)	Economic losses for fuel hedges that settled during the first quarter of 2015 but for which unrealized losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to March 31, 2015 which did not qualify for hedge accounting treatment, included in Aircraft Fuel Expense in the Consolidated Statement of Operations.
(2)	Does not include the marginal tax effect of the add back of special items.

CASM, excluding Special Items, Fuel and Profit Sharing for the three months ended March 31, 2015 (in cents):

CASM
GAAP	11.03
Items excluded:
MTM fuel hedge adjustments (1)	0.08

Non-GAAP excluding Special Items	11.11
Fuel	(3.22)
Profit sharing and payroll taxes related to 2014 profit sharing	(0.07)

Non-GAAP excluding Special Items, Fuel and Profit Sharing	7.82

(1)	Economic losses for fuel hedges that settled during the first quarter of 2015 but for which unrealized losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to March 31, 2015 which did not qualify for hedge accounting treatment, included in Aircraft Fuel Expense in the Consolidated Statement of Operations.

Non-GAAP Fuel Price Per Gallon excluding Special Items for the three months ended March 31, 2015:

GAAP Fuel Cost per Gallon	$2.39
Exclude special item:
MTM fuel hedge adjustments (1)	0.06

Non-GAAP Fuel Cost per Gallon, excluding Special Item	$2.45

(1)	Economic losses for fuel hedges that settled during the first quarter of 2015 but for which unrealized losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to March 31, 2015 which did not qualify for hedge accounting treatment, included in Aircraft Fuel Expense in the Consolidated Statement of Operations.

Non-GAAP EPS Adjusted for Special Items for the three months ended March 31, 2015 (in thousands, except per share data):

	Three months ended
	March 31, 2015
	Net income		Fully Diluted EPS
GAAP Net Income	$12,786		$0.29
Special Items Excluded:
MTM fuel hedge adjustments	(2,263	)(1)	(0.05)

Non-GAAP Net Income excluding Special Items	$10,523		$0.24

Weighted-average common shares outstanding-diluted	44,618

(1)	Economic losses for fuel hedges that settled during the first quarter of 2015 but for which unrealized losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to March 31, 2015 which did not qualify for hedge accounting treatment, included in Aircraft Fuel Expense in the Consolidated Statement of Operations.

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Media Contacts:

Abby Lunardini: abby.lunardini@virginamerica.com or 650.533.7576

Christie O’Toole: christie.otoole@virginamerica.com or 650.219.5159

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America (NASDAQ: VA) has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named both the “Best U.S. Airline” in Condé Nast Traveler’s Readers’ Choice Awards and “Best Domestic Airline” in Travel + Leisure’s World’s Best Awards for the past seven consecutive years. www.virginamerica.com